                                                      EXHIBIT 3.1
                                  COMPOSITE
                    RESTATED ARTICLES OF INCORPORATION
                                     OF
                                 WICOR, Inc.

                        Effective January 28, 1980
Amended February 28, 1980, August 31, 1982, May 7, 1987, January 31, 1989, and April 27, 1989, Restated August 9, 1991, amended May 15, 1992 and April 23, 1998.

The following Restated Articles of Incorporation of WICOR, Inc., a Wisconsin corporation, were duly adopted in accordance with the Wisconsin Business Corporation Law and supersede and take the place of the corporation's existing Articles of Incorporation and all amendments thereto:
                                 ARTICLE I
                                   Name
                The name of the corporation is WICOR, Inc.

                                 ARTICLE II
                                  Purposes

The purposes for which the Company is organized are to engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law, Chapter 180, Wisconsin Statutes.

                                 ARTICLE III
                              Authorized Shares

A.	AUTHORIZED NUMBER AND CLASSES.

The authorized shares of the Company shall consist of 1,500,000 shares of Cumulative Preferred Stock with a par value of $1.00 per share, and 120,000,000 shares of Common Stock with par value of $1.00 per share.

B. 	CUMULATIVE PREFERRED STOCK.
(1) SERIES AND VARIATIONS BETWEEN SERIES. The Cumulative Preferred
Stock may be divided into and issued in series. The Board of Directors is hereby expressly vested with authority to divide such shares into series and cause such shares to be issued from time to time in series and, by resolution adopted prior to the issue of shares of a particular series, to fix and determine, subject to the provisions of this Division B, the distinctive serial designation of the shares of such series, the number of authorized shares of such series (which number by like action without further shareholder approval from time to time thereafter may be increased except where otherwise provided by the Board of Directors in creating such series, or may be decreased but not below the number of shares thereof then outstanding), and the following relative rights and preferences with respect to such series, as to which matters the shares of a particular series may vary from those of any or all other series:
(a)	the annual rate of dividends payable on shares of such series, and the date from which dividends on all shares of such series issued prior to the record date for the first dividend shall be cumulative;

(b)	the price or prices at and the terms and conditions on which shares may be redeemed;
(c)	the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation;
(d) sinking fund provisions, if any, for the redemption or purchase of such shares;
(e)	the terms and conditions on which such shares may be converted if the shares of such series are issued with the privilege of conversion;
and
(f)	the voting rights, if any, of such shares.
Except as the shares of a particular series may vary from those of any or all other series in the foregoing respects, all of the shares of the Cumulative Preferred Stock, regardless of series, shall in all respects be equal and shall have the relative rights and preferences herein fixed.
(2)    DIVIDENDS.
(a)	The holders of shares of Cumulative Preferred Stock of each
series, in preference to the holders of any junior stock, shall be entitled to receive, as and when declared payable by the Board of Directors from funds legally available for the payment thereof, dividends in lawful money of the United States of America at the rate per annum fixed and determined as herein authorized for the shares of such series, but no more, payable quarterly on dates to be established for all series when established by the Board of Directors for the first series (the quarterly dividend payment dates), in each year with respect to the quarterly period ending on the day prior to each such respective dividend payment date. Such dividends shall be cumulative, in the case of shares of each particular series:
(i)	if issued prior to the record date for the first dividend on shares of such series, then from the date fixed for this purpose by the Board of Directors as provided in subparagraph (1) (a) of this Division B;
(ii)	if issued during the period commencing immediately after the record date for a dividend on shares on such series and terminating at the close of the payment date for such dividend, then from such last mentioned dividend payment date; and
(iii)	otherwise from the quarterly dividend payment date next
preceding the date or original issue of such shares.
Dividends on the Cumulative Preferred Stock shall be deemed to accumulate from day to day. No dividends shall be paid upon, or declared or set apart for, any share of Cumulative Preferred Stock for any quarterly dividend period unless at the same time a like proportionate dividend for the same quarterly dividend period shall be paid upon, or declared or set apart for, all shares of Cumulative Preferred Stock of all series then issued and outstanding. No dividends shall be paid upon junior stock until all such cumulative dividends on the Cumulative Preferred Stock for all past quarterly dividends shall have been paid or funds for the payment thereof (without interest) set apart therefore. Junior stock as used herein means any stock, including the Common Stock, ranking junior to the Cumulative Preferred Stock as to dividends and payments on liquidation.
(b)	Each share of Cumulative Preferred Stock shall rank on a parity with each other share of Cumulative Preferred Stock, irrespective of series, with respect to dividends at the respective rates fixed for such series, and no dividends shall be declared or paid or set apart for payment on the Cumulative Preferred Stock of any series, unless at the same time a dividend, bearing the same proportion to the applicable dividend accrual, shall also be declared or paid or set apart for payment as the case may be, on the Cumulative Preferred Stock of each other series then outstanding.

  (c) So long as any shares of Cumulative Preferred Stock remain outstanding, no dividend shall be paid or declared, or other distribution made, on shares of junior stock, nor shall any shares of junior stock be purchased, redeemed, retired or otherwise acquired for a consideration unless dividends on outstanding shares of Cumulative Preferred Stock for all past quarterly dividend periods shall have been paid, or declared and set apart for payment; provided, however, that the restrictions of this subparagraph shall not apply to the declaration and payment of dividends on shares of junior stock if payable solely in shares of junior stock, nor to the acquisition of any shares of junior stock through application of proceeds of any shares of junior stock sold at or about the time of such acquisition, nor shall such restrictions prevent the transfer of any amount from surplus to stated capital.
(d)	So long as any shares of the Cumulative Preferred Stock of any series remain outstanding. the Company shall not declare any dividends or other distribution, other than dividends or distributions payable in junior stock, to the holders of shares of its junior stock if after giving effect to such declaration or distribution the capital of the Company represented by its junior stock as would then be stated on its books of account, together with the surplus of the Company at the end of any period of twelve (12) consecutive calendar months within a period of fifteen (15) consecutive calendar months immediately preceding the month in which such dividends or distributions are declared, shall in the aggregate be less than the involuntary liquidating value of all shares of its then outstanding Cumulative Preferred Stock. For the purpose of this subparagraph, such surplus of the Company shall be adjusted for any other dividends or distributions declared by, and changes in capital or paid-in surplus of, the Company to and including the date of such declaration.

(3)	LIQUIDATION PREFERENCES.
(a)	In the event of any voluntary or involuntary liquidation,
dissolution or winding up of the affairs of the Company, the holders of shares of Cumulative Preferred Stock of each series shall be entitled to be paid out of the assets of the Company before any distribution or payment shall be made to the holders of any shares of junior stock, such amount or amounts as shall have been fixed and determined by the Board of Directors pursuant to paragraph (1) of this Division B when the shares of such Cumulative Preferred Stock were issued, plus an amount equivalent to all dividends accrued and unpaid thereon and no more.
(b)	If upon any such liquidation, dissolution or winding up, two or more series of Cumulative Preferred Stock are outstanding, any distribution to holders of Cumulative Preferred Stock in an aggregate amount less than the total payable with respect to all outstanding Cumulative Preferred Stock shall be made ratably among all series of Cumulative Preferred Stock in proportion to the full amount payable upon such liquidation, dissolution or winding up in respect of each such series.
(c)	Neither a consolidation nor merger of the Company with or into any other corporation, nor a merger of any other corporation into the Company, nor the purchase or redemption of all or any part of the outstanding shares of any class or classes of stock of the Company, nor the sale or transfer of the property and business of the Company as or substantially as an entirety shall be construed to be a dissolution or liquidation of the Company within the meaning of the foregoing provisions.

(4)	REDEMPTION.
(a)  If so provided by the Board of Directors pursuant to subparagraph
(1) (b) of this Division B, the Company, at the option of the Board of Directors, or in accordance with the requirements of any sinking fund for the Cumulative Preferred Stock or any series thereof, may redeem the whole or any part of the Cumulative Preferred Stock at any time outstanding, or the whole or any part of any series thereof, at such time or times and from time to time and at such redemption price or prices as may be fixed by the Board of
Directors pursuant t
  subparagraph (1) (b) of this Division B, together in each case with an amount equal to all unpaid dividends accrued thereon to the date fixed for such redemption, and otherwise upon the terms and conditions fixed by the Board of Directors for any such redemption.
(b) Subject to applicable law and this Article III, the Company may from time to time purchase or otherwise acquire outstanding shares of Cumulative Preferred Stock at a price per share not exceeding the amount (inclusive of any accrued dividends) then payable in the event of redemption thereof otherwise than through operation of a sinking fund, if any.
(c)	No shares of Cumulative Preferred Stock shall be purchased,
redeemed or otherwise acquired for a valuable consideration (i) in any case if all dividends on the Cumulative Preferred Stock for all past quarter yearly dividend periods shall not have been paid or declared and a sum sufficient for the payment thereof set apart, or (ii) at any time when the Company shall be in default or deficient under any requirement of a sinking fund established with respect to outstanding shares of any series of Cumulative Preferred Stock for any period then elapsed, except for the purpose of wholly or partially eliminating such default or deficiency.
(d)	All shares of Cumulative Preferred Stock which at any time shall have been redeemed or otherwise retired by the Company shall assume the status of authorized but unissued Cumulative Preferred Stock undesignated as to series and may thereafter be reclassified into one or more other series and again issued in the same manner as other authorized but unissued Cumulative Preferred Stock unless otherwise provided by the Board of Directors at the time of establishment of the series or at the time of redemption or retirement.

(5)	VOTING RIGHTS.
(a)	The holders of the Cumulative Preferred Stock shall have only such voting rights as are fixed for shares of such series by the Board of Directors pursuant to subparagraph (1) (f) of this Division B or as are provided by Wisconsin law.
(b)	Except where some mandatory provision of law shall be controlling except with respect to the special rights of any one or more but less than all of the then outstanding series of the Cumulative Preferred
Stock as provided in the resolutions creating such series, whenever shares of two or more series of the Cumulative Preferred Stock are outstanding, no particular series of the Cumulative Preferred Stock shall be entitled to vote as a separate series on any matter and all shares of the Cumulative Preferred Stock of all series shall be deemed to constitute but one class for any purpose for which a vote of the stockholders of the Company by classes may now or hereafter be required.
(c)	Except as otherwise provided by these Articles or mandatorily provided by statute at the time, holders of shares of Cumulative
Preferred Stock shall not be entitled to receive notice of any meeting of shareholders at which they are not entitled to vote or consent.
C.	COMMON STOCK.
(1)	DIVIDENDS. Subject to the provisions of this Article III, the
Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock.
(2)	LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Company, after there shall have been paid to or set aside for the holders of outstanding shares having superior liquidation preferences to Common Stock the full preferential amounts to which they are respectively entitled, the holders of outstanding shares of Common Stock shall be entitled to receive prorata, according to the number of shares held by each, the remaining assets of the Company available for distribution

(3)	VOTING RIGHTS. Except as otherwise provided by the laws of the
State of Wisconsin and except as may be determined by the Board of Directors with respect to Cumulative Preferred Stock pursuant to paragraph (1) of Division B of Article III, only the holders of Common Stock shall be entitled to vote for the election of directors of the Company and for all other corporate purposes. Upon any such vote the holders of Common Stock shall be entitled to one vote for each share of Common Stock held by them respectively.
D. 	REQUISITE VOTES.
Subject to such voting rights and requisite votes as may be determined by the Board of Directors pursuant to paragraph (1) of Division B of
Article III, the requisite affirmative votes necessary to adopt amendments to these Articles of Incorporation and for all other purposes provided in Section 180.25(2) of or otherwise provided in the Wisconsin Statutes (1977) shall be the affirmative vote of the holders of a majority of shares entitled to vote on the proposal.
E.	PREEMPTIVE RIGHTS.
Except as the Board of Directors of the Company may otherwise determine from time to time, no shareholder of the Company shall have any preferential or preemptive right to subscribe for or purchase from the Company any new or additional shares of capital stock of the Company or securities convertible into shares of capital stock, whether now or hereafter authorized.
                                ARTICLE IV
                            Board of Directors

A.	POWERS, NUMBER AND CLASSIFICATION.

The general powers, number, classification, tenure and qualifications of Company directors shall be as set forth in Sections 3.1 and 3.2 of
Article III of the By-laws (as such Sections shall exist from time to time). Sections 3.1 and 3.2 of the By-laws, or any provision thereof, shall be amended, altered, changed or repealed only by the affirmative vote of shareholders holding at least seventy-five percent (75%) of the voting power of the then outstanding shares of all classes of capital stock of the Company generally possessing voting rights in the election of directors, considered for this purpose as a single class; provided, however, that the Board of Directors, by resolution adopted by the Requisite Vote (as hereinnafter defined), may amend, alter, change or repeal Sections 3.1 and 3.2 of the By-laws, or any provision thereof, without a vote of the shareholders. As used herein, the term "Requisite Vote" shall mean the affirmative vote of the number of directors in the two largest classes of directors provided for in Section 3.1 of the By-laws, plus one director.

B.	REMOVAL OF DIRECTORS.
Any director may be removed from office, but only for Cause (as hereinafter defined) by the affirmative vote of shareholders holding at least a majority of the voting power of the then outstanding shares of all classes of capital stock of the Company generally possessing voting rights in the election of directors, considered for this purpose as a single class; provided, however, that if the Board of Directors by resolution adopted by the Requisite Vote shall have recommended removal of a director, then the shareholders may remove such director from office by the foregoing vote without Cause. As used herein, "Cause" shall exist only if the director whose removal is proposed (i) has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or (ii) has been adjudged by a court of competent juridisdiction to be liable for willful misconduct in the performance of his duties to the Company in a matter which has a material adverse effect on the business of the Company and such adjudication is no longer subject to direct appeal.

C.	VACANCIES.
Any vacancy occurring in the Board of Directors including a vacancy created by the removal of a director or an increase in the number of directors, shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum of the Board of Directors. Any director so elected shall serve until the next election of the class for which such director shall have been chosen and until his successor shall be elected be qualified.

D.	AMENDMENTS.
(1)	Notwithstanding any other provision of these Articles of
Incorporation, the provision of this Article IV shall be amended, altered, changed or repealed only by the affirmative vote of shareholders holding at least seventy-five percent (75%) of the voting power of the then outstanding shares of all classes of capital stock of the Company generally possessing voting rights in the election of directors, considered for this purpose as a single class.
(2)	Notwithstanding the foregoing and any provision in the By-laws of the Company, whenever the holders of any one or more series of Cumulative Preferred Stock issued by the Company pursuant to Article III hereof shall have the right, voting separately as a class or by series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the series of Cumulative Preferred Stock applicable thereto, and such directors so elected shall not be divided into classes unless expressly provided by the terms of the applicable series.
                                ARTICLE V
                      REGISTERED OFFICE AND AGENT
The address of the registered office of the Company is 626 East
Wisconsin Avenue, P.O. Box 344, Milwaukee, Wisconsin 53201 and the name of the registered agent is Robert A. Nuernberg.